Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2025, the end of the period covered by this Annual Report on Form 10-K, A Paradise Acquisition Corp. (the “Company,” “we,” “us,” or “our”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): the Company’s Class A ordinary shares, no par value (“ordinary shares”), rights to receive one-eighth (1/8) of one Class A ordinary share, and units comprised of one Class A ordinary share, and one right to receive one-eighth (1/8)of one Class A ordinary share.

The following description of the Company’s share capital and provisions of the Company’s amended and restated memorandum and articles of association and the Companies Act are qualified in their entirety by reference to the Company’s amended and restated memorandum and articles of association and the Companies Act.

Pursuant to our amended and restated memorandum and articles of association, we are authorized to issue 500,000,000 Class A ordinary shares with no par value each, 50,000,000 Class B ordinary shares, no par value each as well as 1,000,000 preference shares with no par value each.

Units

Each unit has an offering price of $10.00 and consists of one Class A ordinary share and one right.

Each right entitles the holder thereof to receive one-eighth (1/8) of one Class A ordinary share upon completion of our initial business combination. We will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Islands law.

Ordinary Shares

Class A ordinary shareholders and Class B ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. However, only holders of Class B ordinary shares will have the right (i) appoint or remove directors in any election held prior to or in connection with the completion of our initial business combination, meaning that holders of Class A ordinary shares will not have the right to vote to appoint any directors until after the completion of our initial business combination and (ii) continue the company in a jurisdiction outside the British Virgin Islands. These provisions of our amended and restated memorandum and articles of association with class rights may not be amended without a resolution passed by holders of at least a majority of the total number of ordinary shares of that class that have voted and are entitled to vote thereon. Unless specified in the Companies Act, our amended and restated memorandum and articles of association or applicable stock exchange rules, the affirmative vote of a majority of our ordinary shares that are represented in person or by proxy and are voted is required to approve any such matter voted on by our shareholders (other than the election of directors and the continuation of the company in a jurisdiction outside the British Virgin Islands prior to our initial business combination), and the affirmative vote of a majority of our Class B ordinary shares is required to approve the election of directors and the continuation of the company in a jurisdiction outside the British Virgin Islands prior to our initial business combination. Directors are elected for the term as determined by the holders of Class B ordinary shares prior to the closing of a business combination. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the Class B ordinary shares entitled to vote and voted for the election of directors can elect all of the directors prior to our initial business combination. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Because our amended and restated memorandum and articles of association authorize the issuance of up to 500,000,000 Class A ordinary shares, if we were to enter into a business combination, we may (depending on the terms of such a business combination) be required to increase the number of Class A ordinary shares which we are authorized to issue at the same time as our shareholders vote on the business combination to the extent we seek shareholder approval in connection with our initial business combination. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on Nasdaq. There is no requirement under the Companies Act for us to hold annual or general meetings or elect directors. We may not hold an annual general meeting to appoint new directors prior to the consummation of our initial business combination.

We will provide our public shareholders with the opportunity to redeem all or a portion of their public shares, regardless of whether they abstain, vote for, or vote against, our initial business combination, upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account calculated as of two business days prior to the consummation of our initial business combination, including interest earned on the funds held in the trust account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations and on the conditions described herein. The amount in the trust account is initially anticipated to be $10.00 per public share. The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the completion of our initial business combination.

In the event of a liquidation, dissolution or winding up of the company after a business combination, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our public shareholders with the opportunity to redeem their public shares for cash at a per share price equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account (less taxes payable), divided by the number of then outstanding public shares, upon the completion of our initial business combination, subject to the limitations and on the conditions described herein.

Rights

Each holder of a right will receive one-eighth (1/8) of one Class A ordinary share upon consummation of our initial business combination, even if the holder of such right redeemed all Class A ordinary shares held by it in connection with the initial business combination. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of an initial business combination, as the consideration related thereto has been included in the unit purchase price paid for by investors in the initial public offering. If we enter into a definitive agreement for a business combination in which we will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary share basis, and each holder of a right will be required to affirmatively convert its rights in order to receive the 1/8 share underlying each right (without paying any additional consideration) upon consummation of the business combination. More specifically, the right holder will be required to indicate its election to convert the rights into underlying shares as well as to return the original rights certificates to us.

If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless.

As soon as practicable upon the consummation of our initial business combination, we will direct registered holders of the rights to return their rights to our rights agent. Upon receipt of the rights, the rights agent will issue to the registered holder of such rights the number of full Class A ordinary shares to which it is entitled. We will notify registered holders of the rights to deliver their rights to the rights agent promptly upon consummation of such business combination and have been informed by the rights agent that the process of exchanging their rights for Class A ordinary shares should take no more than a matter of days. The foregoing exchange of rights is solely ministerial in nature and is not intended to provide us with any means of avoiding our obligation to issue the shares underlying the rights upon consummation of our initial business combination. Other than confirming that the rights delivered by a registered holder are valid, we will have no ability to avoid delivery of the shares underlying the rights. Nevertheless, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination.

The shares issuable upon conversion of the rights will be freely tradable (except to the extent held by affiliates of ours). We will not issue fractional shares upon conversion of the rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of British Virgin Islands law. As a result, you must hold rights in multiples of 8 in order to receive shares for all of your rights upon closing of a business combination. If we are unable to complete an initial business combination within the required time period and we liquidate the funds held in the trust account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from our assets held outside of the trust account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial business combination. Accordingly, the rights may expire worthless.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the rights agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors — Our rights agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our rights, which could limit the ability of our rights holders to obtain a favorable judicial forum for disputes with our company” on page 98. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. With respect to any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder, we note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. If it is conclusively determined that the exclusive forum provision applies to claims under the Securities Act, we will notify investors of such update in future SEC filings (which notification will include clarification that the exclusive forum provision does not apply to claims under the Exchange Act) in future SEC filings.